Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information (“Unaudited Pro Forma Financial Information”) included herein presents the unaudited pro forma condensed combined balance sheet (“Pro Forma Balance Sheet”) and the unaudited pro forma condensed combined statements of operations (“Pro Forma Statements of Operations”) based upon the historical financial statements of Bally’s Corporation (“Bally’s” or the “Company”), the Acquired Companies (as defined below) and Gamesys Group plc (“Gamesys”), after giving effect to the acquisitions of the Acquired Companies and Gamesys (the “Gamesys Acquisition”), the Gamesys Financing Transaction (as defined below) and the Equity Offerings (as defined below) (collectively, the “Transactions”), and the adjustments described in the accompanying notes.

The Pro Forma Statements of Operations for the six months ended June 30, 2021 and year ended December 31, 2020 give effect to the Transactions as if each of them had occurred on January 1, 2020. The Pro Forma Balance Sheet as of June 30, 2021 gives effect to the Transactions as if each of them had occurred on June 30, 2021.

The Unaudited Pro Forma Financial Information set out below has been prepared in accordance with Article 11 of Regulation S-X using accounting policies in accordance with principles generally accepted in the United States of America (“U.S. GAAP”).

The Unaudited Pro Forma Financial Information reflects transaction related adjustments management believes are necessary to present fairly Bally’s Pro Forma Balance Sheet and Pro Forma Statements of Operations.

The Unaudited Pro Forma Financial Information has been prepared for illustrative purposes only. The hypothetical financial position or results included in the Unaudited Pro Forma Financial Information may differ from the Company’s actual financial position or results following the Transactions. The Unaudited Pro Forma Financial Information has been prepared on the basis set out in the notes below and has been prepared in a manner consistent with the accounting policies applied by the Company in its historical financial statements for the six months ended June 30, 2021 and the year ended December 31, 2020. In preparing the Unaudited Pro Forma Financial Information, no adjustments have been made to reflect the potential operating synergies and administrative cost savings or the costs of integration activities that could result from the combination of Bally’s, the Acquired Companies and Gamesys.

2020 Acquisitions

On July 1, 2020, the Company closed its acquisition of each of Bally’s Kansas City Casino (“Bally’s Kansas City”), formerly IOC-Kansas City, Inc. and Rainbow Casino-Vicksburg Partnership, L.P. (“Casino Vicksburg”) from Caesars Entertainment, Inc., formerly Eldorado Resorts, Inc. (“Caesars”), for an aggregate purchase price of $229.9 million in cash, subject to customary post-closing adjustments pursuant to the terms of an Equity Purchase Agreement, dated July 10, 2019, among Bally’s, Caesars and various of their affiliates. This acquisition was funded with available cash on hand at July 1, 2020 and from borrowings under the Company’s prior revolving credit facility.

On December 23, 2020, the Company closed its acquisition of Eldorado Resort Casino Shreveport (“Shreveport”) from Caesars for a purchase price of $137.2 million in cash, subject to customary post-closing adjustments pursuant to the terms of an Equity Purchase Agreement, dated April 24, 2020 (the “Shreveport/MontBleu Agreement”), among Bally’s, Caesars and certain of their affiliates. This acquisition was funded with available cash on hand at December 23, 2020 and from borrowings under the Company’s prior revolving credit facility.

The acquisitions of Bally’s Kansas City, Casino Vicksburg, and Shreveport (together, the “2020 Acquired Companies”) are being accounted for as business combinations using the acquisition method with Bally’s as the accounting acquirer in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Under this method of accounting the respective purchase prices for the 2020 Acquisitions will be allocated to the 2020 Acquired Companies’ assets acquired and liabilities assumed based upon their estimated fair values at the date of consummation of the relevant acquisition.

2021 Acquisitions

On April 6, 2021, the Company acquired Bally’s Lake Tahoe Casino Resort (“Bally’s Lake Tahoe”), formally MontBleu Resort Casino & Spa, in Lake Tahoe, Nevada from Eldorado and certain of its affiliates for a purchase price of $14.2 million in cash, payable one year from the closing date, subject to customary post-closing adjustments pursuant to the terms of the Shreveport/MontBleu Agreement. This acquisition was funded with available cash on hand and available borrowings under the Company’s prior revolving credit facility.

On June 3, 2021, the Company completed its acquisition of the Tropicana Evansville casino operations (“Evansville”) from Caesars for a total purchase price of $139.2 million in cash, subject to customary post-closing adjustments. As part of the transaction, an affiliate of Gaming & Leisure Properties, Inc. (“GLPI”) acquired the real estate associated with the Tropicana Evansville casino for $340 million, which it is leasing to Bally’s for $28 million per year, subject to escalation. GLPI also acquired the real estate associated with Bally’s Dover Downs casino for $144 million, which it is leasing back to Bally’s for $12 million per year, subject to escalation.

The acquisitions of Bally’s Lake Tahoe and Tropicana Evansville (together, the “2021 Acquired Companies” and, together with the 2020 Acquired Companies, the “Acquired Companies”), are being accounted for as business combinations using the acquisition method with Bally’s as the accounting acquirer in accordance with ASC 805. Under this method of accounting the respective purchase prices for the 2021 Acquisitions will be allocated to the 2021 Acquired Companies’ assets acquired and liabilities assumed based upon their estimated fair values at the date of consummation of the relevant acquisitions.

Gamesys Acquisition

On April 13, 2021, the Company issued an announcement pursuant to Rule 2.7 of the United Kingdom City Code on Takeovers and Mergers disclosing the terms of the Gamesys Acquisition pursuant to which Bally’s would acquire the entire issued and to be issued ordinary share capital of Gamesys. On October 1, 2021, the Company completed the Gamesys Acquisition, and Gamesys’ shareholders will receive in the aggregate 9,773,537 shares of the Company’s common stock and approximately £1,544,140,832 in cash. The Gamesys Acquisition is expected to be accounted for as a business combination using the acquisition method with Bally’s as the accounting acquirer in accordance with ASC 805. In arriving at the conclusion that Bally’s is the accounting acquirer, the Company considered the structure of the transaction, relative outstanding share ownership, the composition of the combined company’s board of directors, the relative size of Bally’s and Gamesys, and the designation of certain senior management positions of the combined company.

Gamesys Financing Transaction

As part of the financing of the Gamesys Acquisition, on August 20, 2021, two of the Company’s unrestricted subsidiaries, as escrow issuers, completed a private placement of $1.5 billion in senior notes, consisting of two series of senior notes, $750 million aggregate principal amount of 5.625% senior notes due 2029 and $750 million aggregate principal amount of 5.875% senior notes due 2031 (collectively, the “notes”). On October 1, 2021, in connection with the closing of the Gamesys Acquisition, the Company assumed the issuer obligation under the notes.

On October 1, 2021, the Company and certain of its subsidiaries entered into a credit agreement with Deutsche Bank AG New York Branch, as administrative agent and collateral agent, and the other lenders party thereto, providing for senior secured credit facilities of up to $2.565 billion, consisting of (i) a $1.945 billion senior secured first lien term loan facility (the “New Term Loan Facility”) and (ii) a $620.0 million senior secured first lien revolving credit facility (the “New Revolving Credit Facility” and, together with the New Term Loan Facility, the “New Credit Facilities”). The proceeds of the New Credit Facilities were used to, among other things, refinance certain of the Company’s existing indebtedness. The New Revolving Credit Facility remains undrawn at the time of closing of the Gamesys Acquisition.

The Company used the proceeds from the notes offering, together with proceeds of the New Term Loan Facility, the Equity Offerings, and cash on hand, (i) to (a) pay the cash portion of the purchase price of the Gamesys Acquisition and retire all outstanding Gamesys indebtedness, (b) pay in full all amounts outstanding (including all accrued and unpaid interest) and terminate all commitments under the Company’s prior term loan facility, (c) repay the outstanding revolving borrowings under the prior revolving credit facility, (d) redeem in full the 6.75% Senior Notes due 2027; (ii) to pay fees and expenses related to the foregoing.

The notes and the New Credit Facilities are collectively referred to as the “Gamesys Financing Transaction.”

Equity Offerings

Common Stock Offering. On April 20, 2021, the Company announced the completion of its underwritten public offering of common stock (the “Common Stock Offering”). Bally’s issued a total of 12.65 million shares of common stock in the offering, which included 1.65 million shares pursuant to the full exercise of the underwriters’ over-allotment option. The Unaudited Pro Forma Financial Information reflects the public offering price in the Common Stock Offering of $55.00 per share. The Company received total net proceeds from the Common Stock Offering of approximately $671.4 million, net of estimated issuance costs of $24.4 million.

Private Placement of Equity Securities. On April 20, 2021, the Company issued to affiliates of Sinclair Broadcast Group, Inc. (“Sinclair”) a warrant (the “Warrant”) to purchase 909,090 common shares for an aggregate purchase price of $50 million, the same price per share as the public offering price in the Common Stock Offering ($55.00 per share). The exercise price of the Warrant is nominal, and its exercise is subject to, among other conditions, requisite gaming authority approvals. Sinclair agreed not to acquire more than 4.9% of Bally’s outstanding common shares without such approvals.

The Common Stock Offering and the Private Placement of Equity Securities are collectively referred to as the “Equity Offerings.”

Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2021

		Pro forma adjustments
(In thousands)	Bally’s Historical (Note 2)	Gamesys (US GAAP) (Note 7)	Gamesys Combination Adjustments (Note 8)		Gamesys Financing Transaction (Note 9)		Pro forma Combined Company
Assets
Cash and cash equivalents	$195,834	$351,191	$(3,463,217)	8(a)	$3,357,553	9(a)	$441,361
Restricted cash	677,849	-	(667,872)	8(a),(b)	-		9,977
Players deposit	-	38,206	-		-		38,206
Accounts receivable, net	32,837	58,970	-		-		91,807
Inventory	12,190	-	-		-		12,190
Tax receivable	77,347	-	10,567	8(c)	-		87,914
Prepaid expenses and other current assets	74,380	692	-		-		75,072
Total current assets	1,070,437	449,059	(4,120,522)		3,357,553		756,527

Property and equipment, net	766,694	14,535	-		-		781,229
Right of use assets, net	503,115	28,793	-		-		531,908
Goodwill, net	424,871	725,360	1,173,749	8(a)	-		2,323,980
Intangible assets, net	983,424	516,335	1,086,630	8(d)	-		2,586,389
Deferred tax assets	-	19,657	-		-		19,657
Other assets	8,768	16,610	-		-		25,378
Total assets	$3,757,309	$1,770,349	$(1,860,143)		$3,357,553		$7,025,068

Liabilities and Shareholders' Equity
Current portion of long-term debt	$5,750	$-	$(5,750)	8(g)	$19,450	9(b)	19,450
Current portion of lease liabilities	21,197	8,721	-		-		29,918
Current portion of cross currency and interest rate swap payable	-	9,967	-		-		9,967
Accounts payable	30,904	46,788	-		-		77,692
Payable to players	-	38,206	-		-		38,206
Accrued liabilities	171,224	165,698	37,963	8(e)	-		374,885
Total current liabilities	229,075	269,380	32,213		19,450		550,118

Long-term debt, net of current portion	1,328,394	684,109	(2,012,503)	8(g)	3,338,103	9(b)	3,338,103
Long-term portion of lease liabilities	506,822	21,456	-		-		528,278
Pension benefit obligations	8,515	-	-		-		8,515
Deferred tax liability	58,641	72,536	328,205	8(i)	-		459,382
Naming rights liabilities	197,703	-	-		-		197,703
Contingent consideration payable	46,920	-	-		-		46,920
Other long-term liabilities	14,015	24,502	-		-		38,517
Total liabilities	$2,390,085	$1,071,983	$(1,652,085)		$3,357,553		$5,167,536
Shareholders’ equity
Common stock	445	15,227	(15,129)	8(j)	-		543
Additional paid-in capital	1,363,779	15,780	501,826	8(j)	-		1,881,385
Treasury stock, at cost	-	-	-		-		-
Retained earnings	6,696	318,937	(346,333)	8(j)	-		(20,700)
Other Reserves	-	348,422	(348,422)	8(j)	-		-
Accumulated other comprehensive loss	(3,696)	-	-		-		(3,696)
Total shareholders’ equity	1,367,224	698,366	(208,058)		-		1,857,532
Total liabilities and shareholders’ equity	$3,757,309	$1,770,349	$(1,860,143)		$3,357,553		$7,025,068

See accompanying notes to the Unaudited Pro Forma Financial Information, which are an integral part of these statements.

Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2021

		Pro forma adjustments
(In thousands, except for shares and share price)	Bally’s Historical (Note 2)	2021 Completed Acquisitions pre-acquisition results (Note 5) (a)	2021 Completed Acquisitions Adjustments (Note 6)		Gamesys (US GAAP) (Note 7)	Gamesys Combination Adjustments (Note 8)		Gamesys Financing Transaction (Note 9)		Pro forma Combined Company
Revenues	$459,999	$67,842	$-		$553,890	$-		$-		$1,081,731

Operating costs and expenses
Gaming, racing, hotel, food and beverage, retail, entertainment and other	156,290	29,422	-		307,223	-		-		492,935
Advertising, general and administrative	181,710	8,812	18,624	6(a)	96,667	-		-		305,813
Goodwill and asset impairment	4,675	-	-		-	-		-		4,675
Expansion and pre-opening	1,540	-	-		-	-		-		1,540
Acquisition, integration and restructuring expense	30,660	-	-		31,528	38,014	8(e)	-		100,202
Storm related losses, net of insurance recoveries	(11,255)	-	-		-	-		-		(11,255)
Rebranding	1,295	-	-		-	-		-		1,295
Gain on sale-leaseback	(53,425)		53,425	6(f)						-
Depreciation and amortization	38,503	1,063	72	6(c),(d)	63,333	23,124	8(f)	-		126,095
Foreign Exchange Gain/Loss	-	-	-		(3,750)	-		-		(3,750)
Total operating costs and expenses	349,993	39,297	72,121		495,001	61,138		-		1,017,550
Income (loss) from operations	110,006	28,545	(72,121)		58,889	(61,138)		-		64,181

Other income (expense)
Interest income	1,054	2	-		278	-		-		1,334
Interest expense, net of amounts capitalized	(42,627)	-	-		(14,167)	56,794	8(g)	(83,054)	9(c)	(83,054)
Change in value of naming rights liabilities	(8,336)	-	-		-	-		-		(8,336)
Gain on bargain purchases	24,114	-	(24,114)	6(f)	-	-		-		-
Other, net	(3,823)	-	-		-	-		-		(3,823)
Total other expense	(29,618)	2	(24,114)		(13,889)	56,794		(83,054)		(93,879)

Income (loss) before provision for income taxes	80,388	28,547	(96,235)		45,000	(4,344)		(83,054)		(29,698)
Provision (Benefit) for income taxes	22,151	-	(26,946)	6(e)	25,556	(885)	8(h)	(23,255)	9(d)	(3,379)
Net income (loss)	$58,237	$28,547	$(69,289)		$19,444	$(3,459)		$(59,799)		$(26,319)

Earnings per share (Note 11):
Basic	$1.39									$(0.51)
Diluted	$1.37									$(0.51)

Weighted average shares outstanding (Note 11)
Basic	42,037,858					9,773,537	11(a)			51,811,395
Diluted	42,374,132					9,773,537	11(a)			52,147,669

(a)	Includes pre-acquisition results for (1) Bally’s Lake Tahoe for the period ended from January 1, 2021 through April 6, 2021 and (2) Tropicana Evansville for the period from January 1, 2021 through June 3, 2021.

See accompanying notes to the Unaudited Pro Forma Financial Information, which are an integral part of these statements.

Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2020

		Pro forma adjustments
(In thousands, except for shares and share price)	Bally’s Historical (Note 2)	2020 Completed Acquisitions pre-acquisition results and reclassifications (Note 3) (a)	2020 Completed Acquisitions Adjustments (Note 4)		2021 Completed Acquisitions pre-acquisition results (Note 5)	2021 Completed Acquisitions Adjustments (Note 6)		Gamesys (US GAAP) (Note 7)	Gamesys Combination Adjustments (Note 8)		Gamesys Financing Transaction (Note 9)		Equity Offerings (Note 10)		Pro forma Combined Company
Revenues	$372,792	$92,893	$-		$129,286	$-		$934,398	$-		$-		$-		$1,529,369

Operating costs and expenses
Gaming, racing, hotel, food and beverage, retail, entertainment and other	138,669	43,092	-		54,043	-		513,489	-		-		-		749,293
Advertising, general and administrative	176,943	29,176	(53)	4(a)	37,140	46,961	6(a)	170,778	-		-		-		460,945
Goodwill and asset impairment	8,659	-	-		-	-		-	-		-		-		8,659
Expansion and pre-opening	921	-	-		-	-		-	-		-		-		921
Acquisition, integration and restructuring expense	13,257	-	-		-	3,160	6(b)	4,751	26,708	8(e)	-		74,351	10(a)	122,227
Storm related losses, net of insurance recoveries	14,095	-	-		-	-		-	-		-		-		14,095
Rebranding	792	-	-		-	-		-	-		-		-		792
Gain on sale lease-back	-	-	-		-	(53,425)	6(f)		-		-		-		(53,425)
Depreciation and amortization	37,842	9,817	(314)	4(b),(c)	18,318	(14,396)	6(c),(d)	121,599	50,532	8(f)	-		-		223,398
Foreign Exchange Gain/Loss	-	-	-		-	-		5,393	-		-		-		5,393
Total operating costs and expenses	391,178	82,085	(367)		109,501	(17,700)		816,010	77,240		-		74,351		1,532,298
Income (loss) from operations	(18,386)	10,808	367		19,785	17,700		118,388	(77,240)		-		(74,351)		(2,929)

Other income (expense)
Interest income	612	-	-		-	-		642	-		-		-		1,254
Interest expense, net of amounts capitalized	(63,248)	(6,167)	(498)	4(d)	(29,283)	-		(30,817)	94,065	8(g)	(165,766)	9(c)	-		(201,714)
Change in value of naming rights liabilities	(57,660)	-	-		-	-		-	-		-		-		(57,660)
Gain on bargain purchases	63,871	-	-		-	24,114	6(f)	-	-		-		-		87,985
Loss on extinguishment of debt	-	-	-		-	-		-	(78,905)	8(g)	-		-		(78,905)
Total other expense	(56,425)	(6,167)	(498)		(29,283)	24,114		(30,175)	15,160		(165,766)		-		(249,040)
					-
Income (loss) before provision for income taxes	(74,811)	4,641	(131)		(9,498)	41,814		88,213	(62,080)		(165,766)		(74,351)		(251,969)
Provision (Benefit) for income taxes	(69,324)	322	(37)	4(e)	-	11,708	6(e)	1,926	(13,204)	8(h)	(46,414)	9(d)	(20,818)	10(b)	(135,841)
Net income (loss)	$(5,487)	$4,319	$(94)		$(9,498)	$30,106		$86,287	$(48,876)		$(119,352)		$(53,533)		$(116,128)
	j
Earnings per share (Note 11):
Basic	$(0.18)														$(2.13)
Diluted	$(0.18)														$(2.13)

Weighted average shares outstanding (Note 11)
Basic	31,315,151								9,773,537	11(a)			13,559,090	11(a)	54,647,778
Diluted	31,315,151								9,773,537	11(a)			13,559,090	11(a)	54,647,778

(a)	Includes pre-acquisition results for (1) Bally’s Kansas City and Casino Vicksburg for the period from January 1, 2020 through June 30, 2020 and (2) Shreveport for the period from January 1, 2020 through December 22, 2020. See Note 3 for reclassification adjustments made to conform the 2020 Acquisitions to the presentation used by Bally’s.

See accompanying notes to the Unaudited Pro Forma Financial Information, which are an integral part of these statements.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1 — Description of Transaction and Basis of Presentation

The Unaudited Pro Forma Financial Information has been prepared based on U.S. GAAP and pursuant to the rules and regulations of Securities and Exchange Commission’s (“SEC”) Regulation S-X and presents the Pro Forma Balance Sheet and Pro Forma Statements of Operations of the combined companies based upon the historical financial information of Bally’s, the Acquired Companies and Gamesys, after giving effect to the following transactions:

•	The 2020 Acquisitions;

•	The 2021 Acquisitions;

•	The Gamesys Acquisition;

•	The Gamesys Financing Transaction; and

•	The Equity Offerings.

The Unaudited Pro Forma Financial Information is not necessarily indicative of what Bally’s consolidated statements of operations or consolidated balance sheet would have been had the Transactions been completed as of the dates indicated or will be for any future periods. The Unaudited Pro Forma Financial Information does not purport to project the future financial position or results of operations of Bally’s following the Transactions. The Unaudited Pro Forma Financial Information reflects transaction related adjustments management believes are necessary to present fairly Bally’s Pro Forma Balance Sheet and Pro Forma Statements of Operations assuming the Transactions (other than, in the case of Bally’s Pro Forma Balance Sheet, the 2020 and 2021 Acquisitions) had been consummated as of June 30, 2021 and January 1, 2020, respectively. The transaction related adjustments are based on currently available information and assumptions management believes are, under the circumstances and given the information available at this time, reasonable, and reflective of adjustments necessary to report Bally’s financial condition and results of operations as a result of the closing of the Transactions. All dollar amounts are presented in thousands, unless otherwise noted.

Bally’s has concluded that the Gamesys Acquisition represents a business combination pursuant to ASC 805. As of the date of this filing, the calculations necessary to estimate the fair values of the assets acquired and liabilities assumed have been performed based on publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions for the Gamesys Acquisition. The Company will continue to refine its identification and valuation of assets acquired and the liabilities assumed as further information becomes available. Using the total consideration for the transactions, Bally’s has preliminarily allocated the purchase price to such assets and liabilities as of June 30, 2021. The preliminary purchase price allocation has been used to prepare pro forma adjustments in the Unaudited Pro Forma Financial Information. The final purchase price allocation will be determined when Bally’s has completed the Gamesys acquisition. The final purchase price allocation could differ materially from the preliminary purchase price allocation. The final purchase price allocation may include changes in the allocation to intangible assets and goodwill based on the results of certain valuations and other studies that have yet to be completed and other changes to assets and liabilities.

The Unaudited Pro Forma Financial Information has been compiled in a manner consistent with the accounting policies adopted by Bally’s and reflect certain adjustments to the Acquired Companies’ and Gamesys’ historical financial information to conform to the accounting policies of Bally’s based on a preliminary review of the Acquired Companies’ and Gamesys accounting policies.

The pro forma adjustments are based on preliminary estimates and currently available information and assumptions that Bally’s management believes are reasonable. The notes to the Unaudited Pro Forma Financial Information describe how such adjustments were derived and presented in the Pro Forma Balance Sheet and Pro Forma Statements of Operations. Changes in facts and circumstances or discovery of new information may result in revised estimates. As a result, there may be material adjustments to the Unaudited Pro Forma Financial Information. Certain historical financial statement caption amounts for Gamesys and the Acquired Companies have been reclassified or combined to conform to Bally’s presentation and disclosure requirements.

The Unaudited Pro Forma Financial Information should be read in conjunction with the audited consolidated financial statements and related notes of Bally’s, Gamesys and the Acquired Companies as of and for the year ended December 31, 2020 and the unaudited interim consolidated financial statements of Bally’s and the 2021 Acquired Companies as of and for the six months ended June 30, 2021.

Note 2 — Bally’s historical financial statements

The results of Bally’s for the year ended December 31, 2020 have been extracted from the audited consolidated financial statements of Bally’s, as set out in Bally’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020. The results and net assets of Bally’s as of and for the six months ended June 30, 2021 have been extracted from the unaudited consolidated financial statements of Bally’s, as set out in Bally’s Interim Report on Form 10-Q for the six months ended June 30, 2021.

Note 3 — 2020 Completed Acquisitions pre-acquisition results and reclassifications

Certain reclassifications were directly applied to the pre-acquisition historical financial statements of the 2020 Acquired Companies to conform to the financial statement presentation of Bally’s.

Reclassifications in the Pro Forma Statement of Operations for the year ended December 31, 2020 are as follows:

	Bally’s Kansas City and Casino Vicksburg Before Reclassification	Shreveport Before Reclassification	Reclassifications	Notes	Completed Acquisitions After Reclassifications
(In thousands)	Note (a)	Note (b)
Revenues	$25,130	$67,763	$-		$92,893
			-
Operating costs and expenses
Gaming, racing, hotel, food and beverage, retail, entertainment and other	10,493	34,974	(2,375)	(c)	43,092
Marketing & promotions	1,144	2,248	(3,392)	(c)	-
Advertising, general and administrative	9,068	11,765	8,343	(c)	29,176
Management Fee	514	2,062	(2,576)	(c)	-
Depreciation and amortization	2,913	6,904	-		9,817
Total operating costs and expenses	24,132	57,953	-		82,085
Income from operations	998	9,810	-		10,808
Other income (expense)
Interest expense, net of amounts capitalized	(1,730)	(4,437)	-		(6,167)
Total other expense	(1,730)	(4,437)	-		(6,167)

Income (loss) before provision for income taxes	(732)	5,373	-		4,641
Provision for income taxes	322	-	-		322
Net income (loss)	$(1,054)	$5,373	$-		$4,319

(a) The results of Bally’s Kansas City and Casino Vicksburg for the period from January 1, 2020 through June 30, 2020 have been extracted from the audited combined financial statements of Bally’s Kansas City and Casino Vicksburg, as set out in Bally’s Current Report on Form 8-K filed with the SEC on February 3, 2021.

(b) The results of Shreveport for the period from January 1, 2020 through December 22, 2020 have been extracted from the audited consolidated financial statements of Shreveport, as set out in Bally’s Current Report on Form 8-K filed with the SEC on February 12, 2021.

(c) Represents the reclassification of balances in “Gaming, racing, hotel, food and beverage, retail, entertainment and other” ($2,375), “Marketing & promotions” ($3,392), and “Management Fee” ($2,576) to Advertising, general and administrative expenses.

Note 4 — 2020 Completed Acquisitions adjustments

The pro forma adjustments are based on preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the Pro Forma Statement of Operations for the year ended December 31, 2020:

4(a) Represents a $53 decrease in lease expense related to changes in the fair value of right of use asset and lease liabilities of the Acquired Companies.

4(b) Represents decrease in depreciation expense related to acquired property and equipment resulting from the fair value adjustment of assets acquired in the 2020 Acquisitions. Bally’s estimated that the fair value of property and equipment was greater than Shreveport’s book value by $45.9 million and less than Bally’s Kansas City and Casino Vicksburg’s book value by $8.0 million. Therefore, depreciation expense decreased by a total of $0.4 million on a combined basis for the year ended December 31, 2020 using the straight-line method of depreciation. The estimated remaining useful lives of acquired property and equipment from the 2020 Acquisitions ranged from 2 years to 40 years:

(In thousands)	Fair Value	Weighted Average Useful Life (Years)	Depreciation Method	Year ended December 31, 2020
Land improvements	$6,100	10	Straight Line	$428
Buildings and improvements	114,419	37	Straight Line	2,676
Furniture, fixtures and equipment	26,374	6	Straight Line	4,101
Vessels and automobiles	26,751	12	Straight Line	2,191
Total depreciation expense				9,396
Less: historical depreciation expense				(9,765)
Total Pro forma Adjustment				$(369)

4(c) Represents the amortization of intangible assets related to the 2020 Acquisitions over a three- to ten-year period as if the 2020 Acquisitions occurred on January 1, 2020. The estimated useful lives were determined based on a review of the time period over which economic benefit is expected to be generated as well as additional factors. Factors considered include contractual life, the period over which a majority of cash flow is expected to be generated, and management’s expectations based on historical experience with similar assets:

(In thousands)	Fair Value	Weighted Average Useful Life (Years)	Amortization Method	Year ended December 31, 2020
Rated Player Relationships	$1,300	8	Straight Line	$107
Total acquired finite lived intangible assets	1,300			107
Less: historical intangible asset amortization expense				(52)
Total Pro forma Adjustment				$55

4(d) Represents the reversal of interest expense on intercompany loans recorded by Bally’s Kansas City and Casino Vicksburg ($1,730) and Shreveport ($4,437). Additionally, represents the interest expense for borrowings that would have been needed to finance the $230 million purchase price of Bally’s Kansas City and Casino Vicksburg and the $140 million purchase price of Shreveport had each of the acquisitions closed on January 1, 2020. The adjustment to record interest expense assumes the additional borrowings for Bally’s Kansas City, Casino Vicksburg, and Shreveport were obtained on January 1, 2020 for both transactions and was outstanding until the point the Company had financing in place to fund each acquisition.

For the Bally’s Kansas City and Casino Vicksburg transaction, interest expense of $2,540 was calculated using a weighted average rate of 4.43% for the first three months of 2020 at which point the Company had financing in place to fund the acquisition.

Interest expense of $4,125 for the Shreveport transaction was calculated assuming the additional debt of $140 million was outstanding at a weighted average rate of 3.8% until October 2020 at which point the Company had financing in place to fund the acquisition:

(In thousands)	Bally’s Kansas City and Casino Vicksburg	Shreveport	Total Pro Forma Adjustment
Elimination of historical interest expense	$(1,730)	$(4,437)	$(6,167)
Interest expense related to net borrowings	2,540	4,125	6,665
Pro forma adjustment to interest expense	$810	$(312)	$498

4(e) Reflects the income tax effect of the 2020 Acquisitions adjustments, calculated using Bally’s statutory tax rate of 28%. This rate may be subject to change and may not be reflective of Bally’s effective tax rate for future periods after consummation of the Transactions.

Note 5 — 2021 Completed Acquisitions pre-acquisition results

There were no reclassifications applied to the pre-acquisition historical Statements of Operations of the 2021 Acquired Companies. The pre-acquisition historical results for the six months ended June 30, 2021 and the year ended December 31, 2020 are as follows:

	Year Ended December 31, 2020
	Bally’s Lake Tahoe	Tropicana Evansville	2021 Completed Acquisitions
(In thousands)	Note (a)	Note (b)
Revenues	$31,455	$97,831	$129,286

Operating costs and expenses
Gaming, racing, hotel, food and beverage, retail, entertainment and other	13,819	40,224	54,043
Advertising, general and administrative	14,893	22,247	37,140
Depreciation and amortization	4,736	13,582	18,318
Total operating costs and expenses	33,448	76,053	109,501
Income from operations	(1,993)	21,778	19,785
Other income (expense)
Interest expense, net of amounts capitalized	-	(29,283)	(29,283)
Total other expense	-	(29,283)	(29,283)

Loss before provision for income taxes	(1,993)	(7,505)	(9,498)
(Benefit) Provision for income taxes	-	-	-
Net loss	$(1,993)	$(7,505)	$(9,498)

(a) The results of Bally’s Lake Tahoe for the year ended December 31, 2020 have been extracted from the audited consolidated financial statements of Bally’s Lake Tahoe, as set out in Bally’s Current Report on Form 8-K filed with the SEC on March 16, 2021.

(b) The results of Tropicana Evansville for the year ended December 31, 2020 have been extracted from the audited consolidated financial statements of Tropicana Evansville, as set out in Bally’s Current Report on Form 8-K filed with the SEC on August 2, 2021.

	Six-months ended June 30, 2021
	Bally’s Lake Tahoe	Tropicana Evansville	2021 Completed Acquisitions
(In thousands)	Note (a)	Note (b)
Revenues	$10,559	$57,283	$67,842

Operating costs and expenses
Gaming, racing, hotel, food and beverage, retail, entertainment and other	3,947	25,475	29,422
Advertising, general and administrative	3,179	5,633	8,812
Depreciation and amortization	1,063	0	1,063
Total operating costs and expenses	8,189	31,108	39,297
Income from operations	2,370	26,175	28,545
Other income (expense)
Interest expense, net of amounts capitalized	-	2	2
Total other expense	-	2	2

Income before provision for income taxes	2,370	26,177	28,547
(Benefit) Provision for income taxes	-	-	-
Net income	$2,370	$26,177	$28,547

(a) The results of Bally’s Lake Tahoe for the period from January 1, 2021 through April 6, 2021 have been extracted from the unaudited consolidated financial statements of Bally’s Lake Tahoe, as set out in Bally’s Current Report on Form 8-K filed with the SEC on August 2, 2021

(b) The results of Tropicana Evansville for the period from January 1, 2021 through June 3, 2021 have been extracted from the unaudited consolidated financial statements of Tropicana Evansville.

Note 6 — 2021 Completed Acquisitions adjustments

Refer below for impacted line items and adjustments to the Unaudited Pro Forma Statements of Operations for the six months ended June 30, 2021 and year ended December 31, 2020:

6(a) Represents an increase to rent expense related to changes in the fair value of right of use asset and lease liabilities and new leases entered into at the acquisition date, of $1.4 million for the period from January 1, 2021 through April 6, 2021 for Bally’s Lake Tahoe and $12.1 million for the period from January 1, 2021 through June 3, 2021 for Evansville. For the year ended December 31, 2020, the increase to rent expense was $5.7 million and $29.2 million for Bally’s Lake Tahoe and Evansville, respectively. Additional rent expense incurred in connection with the sale-leaseback of Bally’s Dover Downs casino for the period from January 1, 2021 through June 3, 2021 was $5.0 million and $12.0 million for the year ended December 31, 2020.

6(b) Represents transaction costs in connection with the Tropicana Evansville acquisition for the year ended December 31, 2020. Transaction costs incurred in connection with the Bally’s Lake Tahoe acquisition were not material.

6(c) Represents depreciation expense related to acquired furniture, fixtures and equipment resulting from the fair value adjustment of assets acquired in the 2021 Acquisitions. Bally’s estimated that the fair value of furniture, fixtures and equipment was less than Tropicana Evansville’s book value by $285.6 million and less than Bally’s Lake Tahoe’s book value by $49.3 million. As a result, for the year ended December 31, 2020, depreciation expense decreased by a total of $7.5 million on a combined basis, using the straight-line method of depreciation. For the period from January 1, 2021 through June 3, 2021, there was no depreciation or amortization expense recorded by Evansville as the assets were classified as held-for-sale. As a result, depreciation expense increased by a total of $1.2 million on a combined basis, using the straight-line method of depreciation. The estimated remaining useful lives of acquired furniture, fixtures and equipment from the 2021 Acquisitions ranged from 1 year to 4 years:

(In thousands)	Fair Value	Weighted Average Useful Life (Years)	Depreciation Method	Year ended December 31, 2020	Six-months ended June 30, 2021
Furniture, fixtures and equipment	$12,312	3	Straight Line	$4,324	$1,082
Less: historical depreciation expense				(9,249)	0
Evansville Pro forma adjustment				(4,925)	1,802
Reduction in Bally’s Lake Tahoe depreciation expense				(2,536)	(634)
Total Pro forma Adjustment				$(7,461)	$1,168

Additionally, depreciation expense decreased by $1.1 million and $2.7 million, for the period from January 1, 2021 through June 3, 2021 and the year ended December 31, 2020, respectively, as a result of the sale of Bally’s Dover Downs assets of $89.9 million.

6(d) Represents the amortization of intangible assets related to the 2021 Acquisitions over an eight-year period as if the 2021 Acquisitions occurred on January 1, 2020, offset by the reversal of historical amortization expense. The estimated useful lives were determined based on a review of the time period over which economic benefit is expected to be generated as well as additional factors such as the contractual life and management’s expectations based on historical experience with similar assets:

(In thousands)	Fair Value	Weighted Average Useful Life (Years)	Amortization Method	Year ended December 31, 2020	Six months ended June 30, 2021
Rated Player Relationships	$610	8	Straight Line	$76	$32
Less: historical intangible asset amortization expense				(4,333)	0
Evansville Pro forma adjustment				(4,257)	32
Increase in Bally’s Lake Tahoe amortization expense				70	18
Total Pro forma Adjustment				$(4,187)	$49

6(e) Represents the income tax effect of the 2021 Acquisitions adjustments for the year ended December 31, 2020 and for the six months ended June 30, 2021, calculated using Bally’s statutory tax rate of 28%. This rate may be subject to change and may not be reflective of Bally’s effective tax rate for future periods after consummation of the Transactions.

6(f) Represents the reversal of the bargain purchase gains for both Bally’s Lake Tahoe and Evansville and the gain on sale lease-back related to Dover Downs recognized by Bally’s in the historical statement of operations for the six months ended June 30, 2021 that are to be reflected in the pro forma statement of operations for the year ended December 31, 2020 for purposes of the pro forma combined financial statements.

Note 7 — Gamesys reclassifications and IFRS to U.S. GAAP adjustments

Gamesys’ historical financial statements were prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (‘‘IFRS’’), which differ in certain significant respects from U.S. GAAP as applied by Bally’s. Adjustments were made to Gamesys’ financial statements to convert them from IFRS to U.S. GAAP and to Bally’s existing accounting policies after evaluating potential areas of differences.

The historical financial information of Gamesys was prepared in accordance with IFRS and presented in Pounds Sterling. The historical financial information was translated from Pounds Sterling to U.S. dollars using the June 30, 2021 spot rate to translate the Balance Sheet and the average daily exchange rate for the six months ended June 30, 2021 and the year ended December 31, 2020, respectively to translate the Statements of Operations:

GBP £ / USD $
June 30, 2021 spot rate	1.384
Six months ended June 30, 2021 average exchange rate	1.389
Year ended December 31, 2020 average exchange rate	1.284

These exchange rates may differ from future exchange rates which would have an impact on the Unaudited Pro Forma Financial Information and would also impact purchase accounting upon consummation of the acquisition. As an example, utilizing the daily closing exchange rate at September 28, 2021 of £1/US$1.3535 would decrease the translated amounts of net income for the six months ended June 30, 2021 by approximately $495 and increase the translated amounts of net income for the year ended December 31, 2020 presented below by approximately $4,668, respectively, as well as decrease total assets as of June 30, 2021, presented below, by approximately $39,358.

Refer below for impacted line items and adjustments to the Unaudited Pro Forma Balance Sheet as of June 30, 2021:

(In thousands)	Gamesys Reported IFRS (GBP) (a)	Reclassifications (GBP)	Note	Gamesys US GAAP (GBP)	Gamesys US GAAP (USD)
Current assets
Cash and cash equivalents	253,700	-		253,700	351,191
Player deposits	27,600	-		27,600	38,206
Accounts receivable, net	42,600	-		42,600	58,970
Taxes receivable	500	(500)	(b)	-	-
Prepaid expenses and other current assets	-	500	(b)	500	692
Total current assets	324,400	-		324,400	449,059
Non-current assets
Property and equipment, net	10,500	-		10,500	14,535
Intangible assets	373,000	-		373,000	516,335
Goodwill	524,000	-		524,000	725,360
Right-of-use assets	20,800	-		20,800	28,793
Deferred tax asset	14,200	-		14,200	19,657
Other long-term receivables	12,000	(12,000)	(c)	-	-
Other assets	-	12,000	(c)	12,000	16,610
Total assets	$1,278,900	$-		$1,278,900	$1,770,349

Liabilities and Equity
Current liabilities
Accounts payable and accrued liabilities	106,500	(106,500)	(d),(e)	-	-
Accounts payable	-	33,800	(d)	33,800	46,788
Accrued liabilities	-	119,700	(e)	119,700	165,698
Other short-term payables	18,300	(18,300)	(d)	-	-
Current portion of cross currency and interest rate swap payable	7,200	-		7,200	9,967
Current portion of lease obligations	6,300	-		6,300	8,721
Interest payable	2,200	(2,200)	(e)	-	-
Payable to players	27,600	-		27,600	38,206
Provision for taxes	26,500	(26,500)	(e)	-	-
Total current liabilities	194,600	-		194,600	269,380
Non-current liabilities					-
Other long-term payables	12,100	(12,100)	(f)	-	-
Other long-term liabilities	-	17,700	(f)	17,700	24,502
Provisions	5,600	(5,600)	(f)	-	-
Lease obligations, net of current portion	15,500	-		15,500	21,456
Deferred tax liability	52,400	-		52,400	72,536
Long-term debt, net of current portion	494,200	-		494,200	684,109
Total liabilities	774,400	-		774,400	1,071,983
Equity					-
Retained earnings	230,400	-		230,400	318,937
Share capital	11,000	(11,000)	(g)	-	-
Common stock	-	11,000	(g)	11,000	15,227
Share premium	11,400	(11,400)	(g)	-	-
Additional paid-in capital	-	11,400	(g)	11,400	15,780
Other reserves	251,700	-		251,700	348,422
Total shareholders’ equity	504,500	-		504,500	698,366
Total liabilities and shareholders’ equity	$1,278,900	$-		$1,278,900	$1,770,349

(a) The net assets of Gamesys at June 30, 2021 have been extracted from Management’s interim reporting update for the six months ended June 30, 2021.

The classification of certain items presented by Gamesys under IFRS have been modified in order to align with the presentation used by Bally’s under U.S. GAAP. There were no other material adjustments made to the balance sheet to align with U.S. GAAP based on management’s preliminary assessment of differences between IFRS and U.S. GAAP. The following modifications were made to the Unaudited Pro Forma Balance Sheet presentation:

(b) Reclassification of Taxes receivable to Prepaid expenses and other current assets.

(c) Reclassification of Other long-term receivables to Other assets.

(d) Reclassification of £15.5 million of trade payables from Accounts payable and accrued liabilities to Accounts payable and £18.3 million of Other short-term payables to Accounts payable.

(e) Reclassification of Interest payable, Provision for taxes, and £91.0 million of accrued liabilities included in Accounts payable and accrued liabilities to Accrued Liabilities.

(f) Reclassification of Other long-term payables and Provisions to Other long-term liabilities.

(g) Reclassification of Share capital and Share premium to Common stock and Additional paid-in capital, respectively.

Refer below for impacted line items and adjustments to the Unaudited Pro Forma Statement of Operations for the six months ended June 30, 2021:

	Gamesys Reported	Reclassification and IFRS to GAAP adjustments (GBP)			Gamesys US	Gamesys
(In thousands)	IFRS (GBP) (a)	Reclassification Adjustments	Leases	Notes	GAAP (GBP)	US GAAP (USD)
Revenues	398,800	-	-		398,800	$553,890

Operating costs and expenses
Distribution costs	221,200	(221,200)	-	(b)	-	-
Gaming, racing, hotel, food and beverage, retail, entertainment and other	-	221,200	-	(b)	221,200	307,223
Administrative costs	114,700	(114,700)	-	(c),(d)	-	-
Impairment of financial assets	-	-	-		-	-
Advertising, general and administrative	-	66,400	3,200	(d),(g)	69,600	96,667
Severance costs	800	(800)	-	(e)	-	-
Transaction related costs	21,900	(21,900)	-	(e)	-	-
Acquisition, integration and restructuring expense	-	22,700	-	(e)	22,700	31,528
Depreciation and amortization	-	48,300	(2,700)	(c),(g)	45,600	63,333
Foreign exchange loss/(gain)	(2,700)	-	-		(2,700)	(3,750)
Total operating costs and expenses	355,900	-	500		356,400	495,001
Income (loss) from operations	42,900	-	(500)		42,400	58,889
Other income (expense)
Fair value adjustments on contingent consideration	-	-	-		-	-
Interest income	(200)	-	-		(200)	(278)
Interest expense	10,100	(10,100)	-	(f)	-	-
Accretion on financial liabilities	600	(600)	-	(f)	-	-
Interest expense, net of amounts capitalized	-	10,700	(500)	(f),(g)	10,200	14,167
Total other expense	10,500	-	(500)		10,000	13,889
Income (loss) before provision for income taxes	32,400	-	-		32,400	45,000
Tax expense	18,400	-	-		18,400	25,556
Net income (loss)	14,000	-	-		14,000	$19,444

Refer below for impacted line items and adjustments to the Unaudited Pro Forma Statement of Operations for the year ended December 31, 2020:

	Gamesys Reported	Reclassification and IFRS to U.S. GAAP adjustments (GBP)			Gamesys U.S.	Gamesys U.S.
(In thousands)	IFRS (GBP) (a)	Reclassification Adjustments	Leases	Notes	GAAP (GBP)	GAAP (USD)
Revenues	727,700	-	-		727,700	$934,398

Operating costs and expenses	-	-	-		-	-
Distribution costs	399,900	(399,900)	-	(b)	-	-
Gaming, racing, hotel, food and beverage, retail, entertainment and other	-	399,900	-	(b)	399,900	513,489
Administrative costs	221,500	(221,500)	-	(c),(d)	-	-
Impairment of financial assets	5,000	(5,000)	-	(d)	-	-
Advertising, general and administrative	-	126,500	6,500	(d),(g)	133,000	170,778
Severance costs	1,900	(1,900)	-	(e)	-	-
Transaction related costs	1,800	(1,800)	-	(e)	-	-
Acquisition, integration and restructuring expense	-	3,700	-	(e)	3,700	4,751
Depreciation and amortization	-	100,000	(5,300)	(c),(g)	94,700	121,599
Foreign exchange loss/(gain)	4,200	-	-		4,200	5,393
Total operating costs and expenses	634,300	-	1,200		635,500	816,010
Income (loss) from operations	93,400	-	(1,200)		92,200	118,388
Other income (expense)
Interest income	(500)	-	-		(500)	(642)
Interest expense	24,000	(24,000)	-	(f)	-	-
Accretion on financial liabilities	1,200	(1,200)	-	(f)	-	-
Interest expense, net of amounts capitalized	-	25,200	(1,200)	(f),(g)	24,000	30,817
Total other expense	24,700		(1,200)		23,500	30,175
Income (loss) before provision for income taxes	68,700	-	-		68,700	88,213
Tax expense	1,500	-	-		1,500	1,926
Net income (loss)	67,200	-	-		67,200	$86,287

(a) The results of Gamesys for the six months ended June 30, 2021 and the year ended December 31, 2020 have been extracted from the consolidated financial statements of Gamesys, as set out in Bally’s Current Reports on Form 8-K filed on October 4, 2021 and April 13, 2021, respectively.

The classification of certain items presented by Gamesys under IFRS has been modified in order to align with the presentation used by Bally’s under U.S. GAAP. The following modifications were made to the Unaudited Pro Forma Statements of Operations presentation:

(b) Reclassification of Distribution costs to Gaming, racing, hotel, food and beverage, retail, entertainment and other.

(c) Includes the reclassification of £43.7 million and £91.2 million of amortization for the six months ended June 30, 2021 and the year ended December 31, 2020, respectively and £4.6 million and £8.8 million of depreciation for the six months ended June 30, 2021 and the year ended December 31, 2020, respectively, to Depreciation and amortization.

(d) Reclassification of £5.0 million of Impairment of financial assets for the year ended December 31, 2020, and £66.4 million and £121.5 million for the six months ended June 30, 2021 and the year ended December 31, 2020, respectively, of Administrative costs to Advertising, general and administrative.

(e) Reclassification of Severance costs and Transaction related costs to Acquisition, integration and restructuring expense.

(f) Reclassification of Interest expense and Accretion on financial liabilities to Interest expense, net of amounts capitalized.

(g) Reflects reclassification of £2.7 million and £5.3 million of depreciation for the six months ended June 30, 2021 and the year ended December 31, 2020, respectively and £0.5 million and £1.2 million of interest expense for the six months ended June 30, 2021 and the year ended December 31, 2020, respectively, related to leased assets to lease expense. Under IFRS, leases are not classified as operating or finance leases. A single recognition and measurement model is applied to all leases, which results in nearly all leases under IFRS being treated similarly to finance leases under U.S. GAAP. Under U.S. GAAP, leases are classified as either operating or finance leases on the basis of specific lease classification criteria. Management performed a preliminary assessment and concluded that Gamesys’ leases would be classified as operating leases under U.S. GAAP with lease expense recognized on a straight-line basis as part of Advertising, general and administrative expenses. Management concluded that there would not be a material difference between the expense already recognized and measuring lease expense on a straight-line basis under U.S. GAAP. Therefore, no further adjustment has been recorded.

Note 8 — Gamesys Acquisition adjustments

8(a) Preliminary purchase consideration and allocation:

The Gamesys Acquisition, which closed on October 1, 2021, resulted in Bally’s acquiring all of the outstanding equity securities of Gamesys for a purchase price of $3,292 million funded through debt financing and the issuance of equity, subject to certain customary post-closing adjustments. The Company acquired both the operations and real estate of Gamesys.

Bally’s has performed a preliminary analysis of the fair value of Gamesys’ assets and liabilities based on publicly available benchmarking information as well as a variety of other factors, including market participant assumptions. The following table summarizes the allocation of the preliminary purchase price as of the acquisition date:

(In thousands, except share and share price amounts)
Gamesys shares expected to be exchanged	28,494,276	(i)
Gamesys purchase price per share translated using September 28, 2021 spot rate	$25.04
Bally's closing share price on September 28, 2021	$52.97
Exchange ratio	0.343	(i)
Total Bally's shares to be issued	9,773,537
Total value of Bally's shares to be issued	$517,704	(i)
Total cash consideration paid at $25.04 price per Gamesys Share	$2,089,995	(ii)
Repayment of Gamesys Debt	$684,109	(iii)
Total purchase consideration	$3,291,808
Less total cash acquired	$(328,350	)(iv)
Purchase consideration, net of cash acquired	$2,963,458

Allocation of purchase consideration, net of cash acquired:
Estimated fair values of assets acquired
Current assets, excluding cash	$97,868	(iv)
Intangible assets	$1,602,965	(iv)
Other non-current assets	$79,595	(iv)
Total estimated fair values of liabilities assumed, excluding debt	$(315,338	)(iv)
Deferred tax liability	$(400,741	)(iv)
Residual Goodwill	$1,899,109
Less Gamesys’ historical goodwill	$(725,360)
Goodwill adjustment	$1,173,749	(v)

(i)	On October 1, 2021, the Company completed its previously announced acquisition of Gamesys. Gamesys shareholders will receive in the aggregate 9,773,537 shares of Bally’s common stock and approximately £1,544,140,832 in cash. The table above assumes an exchange rate of $1.3535 per Pound Sterling, based on the September 28, 2021 spot rate, which was used to translate the Gamesys price from Pounds Sterling to U.S. Dollars.

(ii)	Cash consideration equals the outstanding Gamesys shares exchanged for cash equal to £18.50 per share.

(iii)	Under the terms of the Gamesys Acquisition, Bally’s repaid the outstanding balance of Gamesys debt. The value of the Gamesys debt at June 30, 2021 has been included in the calculation of preliminary purchase consideration, however actual purchase consideration will reflect the balance of Gamesys’ debt outstanding as of the acquisition date ($456.6 million).

(iv)	Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Gamesys based on its estimated fair value as of the closing date. For purposes of the pro forma financial balance sheet and the preliminary allocation of purchase consideration performed above, the closing date is assumed to be as of June 30, 2021. Except as discussed in the notes below, the carrying value of Gamesys’ assets and liabilities are considered to approximate their fair values.

(v)	The preliminary fair value adjustments are based on benchmark data available to Bally’s and is subject to change upon completion of the final purchase price allocation. Any change in the estimated fair value of the assets and liabilities acquired will have a corresponding impact on the amount of the goodwill recorded. Goodwill is attributable to the assembled workforce of Gamesys and planned growth in new markets through continued investment. Goodwill recorded is not expected to be deductible for tax purposes.

8(b) Represents the use of the net proceeds from the April 20, 2021 Equity Offerings that was classified as restricted cash for use in the Gamesys Acquisition.

8(c) Represents the tax benefit related to non-recurring transaction costs that have not been recognized in the historical financial statements of both Gamesys and Bally’s.

8(d) Represents the fair value of intangible assets acquired. This includes the total acquired finite-lived intangible assets less the historical intangible assets recorded by Gamesys.

(In thousands)	Six months ended June 30, 2021
Trademarks and trade names	$184,014
Customer relationships	995,038
Developed technology (Software)	395,289
Partnership Agreement	28,624
Total acquired finite lived intangible assets	1,602,965
Less: historical intangible assets	(516,335)
Pro forma adjustment	$1,086,630

8(e) Represents non-recurring transaction costs that have not been recognized in the historical financial statements of both Gamesys and Bally’s.

8(f) Represents incremental amortization expense of $50,532 and $23,124 for the year ended December 31, 2020 and six months ended June 30, 2021, respectively related to identified intangible assets acquired in connection with the Gamesys Acquisition. The estimated useful lives were determined based on a review of the time period over which economic benefit is estimated to be generated as well as additional factors. Factors considered include contractual life, the period over which a majority of cash flows are expected to be generated or management’s view based on historical experience with similar assets.

(In thousands)	Fair Value	Useful Life (Years)	Amortization Method	Year ended December 31, 2020	Six months ended June 30, 2021
Trademarks and trade names	$184,014	10	Straight Line	$17,335	$8,667
Customer relationships	995,038	10	Straight Line	93,735	46,868
Developed technology (Software)	395,289	7	Straight Line	53,196	26,598
Partnership Agreement	28,624	8	Straight Line	3,371	1,685
Total acquired finite lived intangible assets	1,602,965			167,637	83,818
Less: historical intangible asset amortization expense				(117,105)	(60,695)
Pro forma adjustment				$50,532	$23,124

The value of intangible assets is preliminary. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill of $160.3 million and annual amortization expense of approximately $28.1 million, assuming an overall weighted average useful life of 9.22 years.

8(g) Represents repayment of Gamesys' EUR and GBP Term Facilities and Bally's historical debt ($2.0 billion) and reversal of related interest expense ($56,794 and $94,065 for the six months ended June 30, 2021 and the year ended December 31, 2020, respectively). In connection with the repayment of Bally's historical debt and reporting requirements related to the pro forma statement of operations, a $78.9 million loss on extinguishment is estimated as if the repayment of Bally's historical debt occurred during the year ended December 31, 2020. Actual amounts are expected to be finalized within the quarter ended December 31, 2021.

8(h) Reflects the income tax effect of the Gamesys Acquisition adjustments for the six months ended June 30, 2021 and the year ended December 31, 2020, respectively, based on a UK statutory rate of 25 percent.

8(i) Represents adjustments to deferred tax liabilities based on a UK statutory tax rate of 25 percent. The total adjustment to deferred tax liabilities is related to the following estimated fair value adjustments:

(In thousands)	Fair Value	Tax rate	Pro Forma Deferred Tax Adjustment
Intangible assets, net	$1,602,965	25%	$400,741
Less: deferred taxes on historical intangible assets			(72,536)
Pro forma adjustment			$328,205

8(j) Represents adjustments to equity related to the Gamesys Acquisition:

	Eliminate Gamesys' Equity	Issuance to Gamesys Shareholders	Transaction Costs	Total Acquisition Adjustments to Equity
Common stock	$(15,227)	$98	$-	$(15,129)
Additional paid-in capital	(15,780)	517,606	-	501,826
Retained earnings	(318,937)	-	(27,396)	(346,333)
Other Reserves	(348,422)	-	-	(348,422)
Total shareholders’ equity	$(698,366)	$517,704	$(27,396)	$(208,058)

Note 9 — Gamesys Financing Transaction adjustments

Adjustments to the Pro Forma Balance Sheet related to the New Term Loan Facility and the notes include the following:

9(a) Represents an increase in cash related to net proceeds from the issuance of a $1,889,300 term loan (net of $36,250 in debt financing fees and $19,450 deferred discount, but before expenses), a $734,640 senior unsecured note (net of $15,360 debt financing fees), and a $733,613 senior unsecured note (net of $16,387 debt financing fees) for total net proceeds of $3,357,553 entered into by Bally’s to provide the financing necessary to pay the cash portion of the consideration payable to Gamesys’ shareholders upon consummation of the Gamesys Acquisition, for refinancing existing indebtedness from the Company and Gamesys upon consummation of the Gamesys Acquisition and to pay fees, costs and expenses incurred in connection with the Gamesys Acquisition. The term loan matures 84 months from the issuance date. Interest on the loan which is paid quarterly accrues at a variable rate of LIBOR plus 3.50%, including a LIBOR floor of 0.50%. The senior unsecured notes mature 96 months and 120 months from the issuance date, respectively. Interest on the senior unsecured notes that are paid semi-annually accrue at interest rates of 5.625% and 5.875%, respectively.

(In thousands)
Gross Proceeds from Term Loan B	$1,945,000
Term Loan B fees	(55,700)
Net proceeds from Term Loan B	$1,889,300

Gross proceeds from 8 year Senior Unsecured Note	$750,000
Senior Unsecured Note fees	(15,360)
Net Proceeds from 8 year Senior Unsecured Note	$734,640

Gross proceeds of 10 year Senior Unsecured Note	$750,000
Senior Unsecured Note fees	(16,387)
Net Proceeds from 10 year Senior Unsecured Note	$733,613

Total proceeds from the Gamesys Financing Transactions	$3,357,553

9(b) Represents a $3,338 million increase in long-term debt from term loan and senior unsecured notes and a $19.5 million increase in current portion of long-term debt from the term loan, net of $87.4 million related fees and expenses.

Adjustments to the Unaudited Pro Forma Income Statements related to the Gamesys Financing Transaction include the following:

9(c) Total interest expense, including amortized debt issuance fees and original issue discount of $5.1 million, for the Gamesys Financing Transaction was $83.1 million for the six months ended June 30, 2021. Total interest expense, including amortized debt issuance fees and original issue discount of $9.8 million, for the Gamesys Financing transaction was $165.8 million for the year ended December 31, 2020. In connection with the term loan, the adjustment assumes that the term loan was outstanding for the full year 2020 at a weighted average interest rate of 3.58%. This rate is based on the 1 Month LIBOR rate plus 3.5%. A change in the underlying interest rate of 1/8 percentage point would result in an increase or decrease in interest expense of $2.4 million.

9(d) Represents the tax benefit related to the Gamesys Financing Transaction adjustments.

Note 10 — Equity Offering adjustments

Adjustments to the Pro Forma Statements of Operations related to the Equity Offerings include the following:

10(a) Represents adjustment to the Pro Forma Statements of Operations as of December 31, 2020 related to issuance fees of $24,351 and $50,000 of offering expenses related to the Equity Offerings.

10(b) Represents tax benefit of $6,818 and $14,000 associated with the issuance fees and offering expenses for the Equity Offerings, calculated using Bally’s statutory tax rate of 28%.

Note 11 — Pro forma earnings per share information

11(a) Represents the net earnings per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Gamesys Acquisition, the Gamesys Financing Transaction and the Equity Offerings, assuming the shares were outstanding since January 1, 2020. As the Gamesys Acquisition, the Gamesys Financing Transaction and the Equity Offerings are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding assumes that the shares issuable relating to the Gamesys Acquisition, the Gamesys Financing Transaction and the Equity Offerings have been outstanding for the entire period presented. For shares redeemed, this calculation is retroactively adjusted to eliminate such shares.

(In thousands, except shares and per share amounts)	December 31, 2020	June 30, 2021
Pro forma net loss	(116,128)	(26,319)
Basic weighted average common shares outstanding:
Historical share count	31,315,151	42,037,858
Expected shares issuable to Gamesys Shareholders	9,773,537	9,773,537
Additional issuance in Common Stock Offering	12,650,000	-
Sale of Warrant	909,090	-
Basic weighted average common shares outstanding used in pro forma net loss per share	54,647,778	51,811,395
Pro forma net loss per share, basic	(2.13)	(0.51)

Impact of dilution on historical shares outstanding	-	-
Diluted weighted average common shares outstanding used in pro forma net loss per share	54,647,778	51,811,395
Pro forma net loss per share, diluted	(2.13)	(0.51)

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